CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
MPM TECHNOLOGIES, INC.
Spokane, Washington


I hereby consent to the use of my name and report dated July 15, 1996, of MPM TECHNOLOGIES, INC. and the inclusion of my name in the subcaption "Experts".




Terrence J. Dunne
Certified Public Accountant

July 15, 1996





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